Exhibit 99.1

Inotek Pharmaceuticals Initiates Phase 2 Dose-ranging Trial of a Fixed-Dose Combination of Trabodenoson, a Novel Treatment for Glaucoma, and Latanoprost

-Data Expected in 2017-

LEXINGTON, Mass – July 12, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases, today announced the initiation of a Phase 2 dose-ranging trial of a fixed-dose combination (FDC) of trabodenoson and latanoprost. Glaucoma is one of the leading causes of blindness, and occurs when there is damage to the optic nerve as a result of elevated eye pressure. While the goal of glaucoma treatment is to preserve vision; lowering intraocular pressure (IOP) —a risk-factor for glaucoma—has been shown to prevent progressive vision loss.

Trabodenoson, the Company’s lead clinical candidate, is a first-in-class, highly selective adenosine A1 mimetic which has been observed in Phase 2 clinical trials to reduce IOP. Latanoprost is a prostaglandin analog and the most commonly used drug for lowering IOP. Approximately 50% of glaucoma patients that receive a prostaglandin require a second, adjunctive therapy to achieve sufficient IOP-lowering. However, no combination product with a prostaglandin has been approved in the United States.

“The Phase 2 trial of trabodenoson and latanoprost as a fixed-dose combination in a single eye drop substantially broadens the scope of Inotek’s trabodenoson development program,” said Rudolf Baumgartner, MD, Chief Medical Officer of Inotek. “Trabodenoson is designed to restore the eye’s natural pressure by increasing aqueous humor outflow via the trabecular meshwork, the primary outflow apparatus of the eye and a site of pathology in glaucoma. Existing therapies, including prostaglandin analogs, primarily regulate eye pressure through other mechanisms such as the uveoscleral or secondary pathway. We believe that a fixed-dose combination of trabodenoson with latanoprost has the potential to provide patients and physicians with a novel treatment option that offers the convenience of a single daily drop, with two complementary eye pressure lowering mechanisms, and an optimized safety and efficacy profile.”

About the Phase 2 Fixed-dose Combination Study of Trabodenoson and Latanoprost

The randomized, double-masked, Phase 2 dose-ranging trial will assess the overall benefit/risk profile of binocular topical application of different daily doses of trabodenoson (3.0% and 6.0%) when combined with latanoprost (0.005% or 0.0025%) for eight weeks in patients with ocular hypertension or primary open-angle glaucoma.

Three treatment combinations of trabodenoson and latanaprost will be investigated as well as two separate concentrations of latanoprost alone. The treatments are: trabodenoson 6%/latanoprost 0.005%, trabodenoson 3%/latanoprost 0.005%; trabodenoson 6%/latanoprost 0.0025%; latanoprost 0.005%; and latanoprost 0.0025%. Trabodenoson doses were selected to optimize intraocular pressure lowering, while maintaining the excellent tolerability and safety profile observed to date. Latanoprost doses were selected based on efficacy and safety profiles which vary based on dose.

The trial will enroll approximately 165 patients with an IOP greater than or equal to 25 mmHg and less than or equal to 34 mmHg; which represents the patients most likely to receive treatment for glaucoma or ocular hypertension. Following a placebo run-in period, treatment will be administered to both eyes for a total of eight weeks. Each subject will be assigned four weeks of morning and four weeks of evening dosing in a masked manner. Morning versus evening dosing is masked using placebo in addition to the active drug product.

For more information, please visit www.clinicaltrials.gov/ct2/show/NCT02829996.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class, highly selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism by targeting the adenosine A1 subreceptor. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com